Exhibit 10.2
September 26, 2016

VIA HAND DELIVERY

Mr. J. Thomas Gruenwald
Westell Technologies, Inc.
750 N. Commons Drive
Aurora, IL 60504

Re:     Notice of Termination

Dear Mr. Gruenwald:

This letter is to notify you that your employment as President and Chief Executive Officer of Westell Technologies, Inc. (“Company”) and as President and Chief Executive Officer of Westell, Inc. (“Operating Subsidiary”) is being terminated pursuant to the Offer letter dated February 10, 2015 (“Offer Letter”). This letter serves as the Notice of Termination required by the Offer Letter.

Your employment with the Company will end effective receipt of this letter on September 26, 2016 (“Date of Termination”). In addition, pursuant to the Offer Letter and equity award documents, you agree to resign as an officer and director of the Company, of its direct and indirect subsidiary companies, and each other company for which you have been serving as an officer or director or any other position at the request of the Board of Directors of the Company (“Company Board”) or the Operating Subsidiary. Please sign the attached resignation document and return to Mr. Thomas Minichiello as soon as possible.

You will receive your salary and benefits through the Date of Termination and will be paid for any unused, accrued vacation. You will be paid any earned salary that is not paid prior to the Date of Termination, no later than ten (10) business days after that date. You will receive on this paycheck the Base Salary you would have received if you had remained employed through October 26, 2016, which is the end of the 30-day notice period required by the Offer Letter (net of any offsets as agreed and provided herein). All insurance benefits will terminate October 26, 2016.

You will also receive within a reasonable time following your submission of all applicable documentation and our review and approval, reimbursement for actual expenses incurred by you relating to your employment prior to the Date of Termination. As of today’s date, you are not authorized to incur expenses without prior written permission from the Company’s Chief Financial Officer and will not be reimbursed for any unauthorized expenses.

750 NORTH COMMONS DRIVE ■ AURORA, IL 60504
(630) 898-2500 or (800) 323-6883
WESTELL TECHNOLOGIES CUSTOMER SUPPORT: (800) 377-8766
WWW.WESTELL.COM

As a reminder, pursuant to the Confidential Information, Invention Assignment and Non-Solicitation Agreement you signed upon hire, you have certain obligations following the termination of your employment. Those obligations include limits on revealing confidential information and soliciting employees, customers and opportunities. We also remind you of the continuing obligations and limitations under the securities laws, including continuing obligations under Section 16.

Certain stock options and restricted stock units that were outstanding but not vested as of the Date of Termination shall become immediately vested and/or payable upon your separation.  According to our records, 187,500 stock options with an exercise price of $1.475 per share and 187,500 restricted stock units will vest on the Date of Termination.  In addition, there are also 62,500 options with a $1.475 exercise price that previously vested, and 53,125 options with a $1.185 exercise price that previously vested.  Options will be exercisable in accordance with applicable grant documents and will expire based on the applicable document. Upon acceleration of these equity grants, the Company is required to withhold for tax withholding and will net (or repurchase) the shares for the applicable withholding. If you decide to exercise the option, you must do so by check in the appropriate time period. The Offer Letter requirement that “no RSU’s or shares held upon exercise of the options may be sold, except to cover taxes or exercise price for the first three (3) years,” will be waived in exchange for you signing and returning, and not revoking in the appropriate time period, the enclosed Release and resignation. Furthermore, conditioned upon the signing of the Release (and not revoking your Release) along with your resignation, we would also give you an additional severance of two months base salary and we would pay for COBRA costs for two months of medical benefits (paid over the normal time period). In addition, and provided you sign the Release (and not revoke your Release) and resignation, you will also accelerate on 15,000 unvested RSU’s that you received as a director that would otherwise not vest in accordance with these terms, and upon acceleration would net for withholding taxes associated with such acceleration. If you do not sign the resignation and the Release, or if you sign and revoke the Release, the three (3) year hold requirement on RSU’s and shares will not be waived and the obligations will then otherwise continue, the 15,000 additional RSU’s will not vest, and you will not be eligible for the additional two months of severance and COBRA payments.

You will need to return by the Date of Termination all Company property in your possession or under your control, as well as all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company and all of its direct and indirect subsidiary companies, including but not limited to design, development, manufacture and sale, broadband products and telco access products and related services, extensions of those products and services and any products and services commenced or in development during your employment. We will get a mutual date where you may pick up your personal property at the Company. We appreciate your offer to update any new interim CEO on matters.

If you have any questions as you are reviewing the above or the enclosed, please let Mr. Thomas Minichiello know.

Sincerely,

Westell Technologies, Inc.		Westell, Inc.
By:	/s/ Thomas P. Minichiello	By:	/s/ Thomas P. Minichiello
Its:	CFO	Its:	CFO
Date:	09/26/2016	Date:	09/26/2016